Exhibit 99.2

FOR IMMEDIATE RELEASE
July 15, 2005

Customer Contact: Ernie M. Crist Director — Technology ecrist@rtiintl.com 330-544-7767	Investor & Media Contact: Richard E. Leone Manager — Investor Relations rleone@rtiintl.com 330-544-7622

RTI INITIATES INTERNAL INSPECTION INVESTIGATION
AT NILES, OHIO FACILITY

     Niles, Ohio – RTI International Metals, Inc., (NYSE: RTI) today announced a voluntary internal investigation of certain titanium plate products that were improperly inspected at its titanium mill in Niles, Ohio. The Company has no reason to believe that any of the material is defective, and is working with all affected customers.

     The issue came to light during an internal quality review, which disclosed that three employees conducted improper quality testing on a limited number of titanium plates. The plates involved represent about one percent of the titanium plates manufactured at the facility, none of which was used in rotating engine parts.

     This misconduct constituted a serious violation of Company procedure and the three employees have been discharged.

     “We regret that this unfortunate incident has occurred and we remain dedicated to providing our customers with the highest quality titanium products,” said Timothy G. Rupert, RTI President and CEO.

     RTI International Metals®, headquartered in Niles, Ohio, is one of the world’s largest producers of titanium. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

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